Exhibit 99.1

Investor Contact:	Media Contact:
Andrey Galiuk	Adrian Sakowicz
Vice President – Corporate Development	Vice President – Communications
and Investor Relations	(630) 743-5039
(630) 743-5131	asakowicz@dovercorp.com
agaliuk@dovercorp.com

DOVER ANNOUNCES SALE OF FINDER POMPE S.R.L.

Dover announces the sale of oil and gas pump manufacturer Finder Pompe S.r.l.

DOWNERS GROVE, Ill., Apr. 2, 2019 - Dover (NYSE: DOV) announced today that it has completed the sale of Finder Pompe S.r.l (“Finder”) to Gruppo Aturia S.p.A.

Based in Merate, Italy, Finder is part of the PSG® business unit within Dover’s Fluids segment, and manufactures engineered centrifugal pumps and spare parts for critical applications primarily in the oil and gas market. Finder generated approximately $30 million of revenue in 2018.

Dover’s President and Chief Executive Officer, Richard J. Tobin, said, “This divestiture is in line with our strategy of reducing exposure to highly cyclical upstream energy markets and focuses Dover’s PSG business on positive displacement and hygienic pump technologies.”

As a result of the transaction, Dover will receive $24 million in cash and will record a non-cash after-tax charge of approximately $40-50 million due to the write off of net carrying value of assets, including goodwill and foreign exchange cumulative translation adjustment (CTA) held in equity. The transaction will be reflected in the first quarter 2019 financials, and will be excluded from adjusted earnings and adjusted earnings per share. The transaction will have no impact on Dover’s previously provided FY 2019 adjusted EPS guidance.

About Dover:

Dover is a diversified global manufacturer with annual revenues of approximately $7 billion. We deliver innovative equipment and components, specialty systems, consumable supplies, software and digital solutions, and support services through three operating segments: Fluids, Engineered Systems, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of approximately 24,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at dovercorporation.com.

Forward-Looking Statements:

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements in this document other than statements of historical fact are statements that are, or could be deemed, “forward-looking” statements. Forward-looking statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control. Factors that could cause actual results to differ materially from current expectations include, among other things, general economic conditions and conditions in the particular markets in which we operate, changes in customer demand and capital spending, competitive factors and pricing pressures, our ability to develop and launch new products in a cost-effective manner, and our ability to realize synergies from newly acquired businesses. For details on the risks and uncertainties that could cause our results to differ materially from the forward-looking statements that may be contained herein, we refer you to the documents we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018, and our reports on Form 8-K. These documents are available from the SEC, and on our website, dovercorporation.com. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.